Exhibit 10.7

DEVELOPMENT AGREEMENT

This Development Agreement (this “Development Agreement”) by and among SandRidge Energy, Inc., a Delaware corporation, with offices at 123 Robert S. Kerr Avenue, Oklahoma City, OK 73102-6406 (“SandRidge Parent”), SandRidge Exploration and Production, LLC, a Delaware limited liability company and wholly owned subsidiary of SandRidge Parent with offices at 123 Robert S. Kerr Avenue, Oklahoma City, OK 73102-6406 (“Assignor” and, together with SandRidge Parent, “SandRidge”) and SandRidge Permian Trust, a statutory trust formed under the laws of the State of Delaware (the “Trust”), is delivered to be effective as of 12:01 a.m., Central Time, April 1, 2011 (the “Effective Time”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Article I below.

WHEREAS, Assignor and the Trust have entered into that certain Perpetual Overriding Royalty Interest Conveyance (Development) to be effective as of the Effective Time (the “Perpetual Development Conveyance”);

WHEREAS, Assignor and Mistmada Oil Company, Inc., an Oklahoma corporation and wholly owned subsidiary of SandRidge Parent (“SandRidge Sub”), have entered into that certain Term Overriding Royalty Interest Conveyance (Development) to be effective as of the Effective Time (the “Term Development Conveyance,” and together with the Perpetual Development Conveyance, collectively the “Conveyances”), which Term Development Conveyance has been assigned as of the Effective Time by SandRidge Sub to the Trust; and

WHEREAS, in connection with the Conveyances, SandRidge has agreed to undertake certain obligations with respect to the drilling and completion of Development Wells.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intended to be legally bound hereby, it is agreed as follows:

ARTICLE I

DEFINITIONS

This Article I defines certain capitalized words, terms and phrases used in this Development Agreement. Certain other capitalized words, terms and phrases used in this Development Agreement are defined elsewhere in this Development Agreement.

“Additional Interest” is defined in Section 3.01.

“Additional Lease” is defined in Section 3.01.

“Adjusted Development Well Amount” means:

(a) for each vertical Development Well SandRidge drills or causes to be drilled, an amount equal to the NRI Factor for such well;

(b) for each of the first ten horizontal Development Wells that SandRidge drills or causes to be drilled, an amount equal to the NRI Factor for such well multiplied by the Cost Factor for such well; and

(c) for each horizontal Development Well that SandRidge drills or causes to be drilled following the completion of the first ten horizontal Development Wells that SandRidge drills or causes to be drilled, an amount equal to the NRI Factor for such well multiplied by the CapEx Ratio.

The Adjusted Development Well Amount shall be rounded to the nearest ten thousandth (i.e., four decimal places to the right of the decimal point).

“Affiliate” means, for any specified Person, another Person that controls, is controlled by, or is under common control with, the specified Person. “Control,” in the preceding sentence, refers to the possession by one Person, directly or indirectly, of the right or power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

“AMI” means that area described in Exhibit A to this Development Agreement.

“Assignee Minerals” means, collectively, the “Assignee Minerals” as defined under each of the Conveyances.

“Assignor” is defined in the introductory paragraph to this Development Agreement.

“Assignor’s Net Revenue Interest” means the interest, stated as a decimal fraction, in Subject Minerals production from a Development Well attributable to Subject Interests in that Development Well, net of Production Burdens.

“Assignor’s Net Share of Minerals” means the share of Subject Minerals from each Development Well that is attributable to Assignor’s Net Revenue Interest in that Development Well determined prior to giving effect to the Conveyances.

“CapEx Ratio” means the fraction obtained by dividing (1) the average Drilling Cost per well for the first ten horizontal Development Wells that SandRidge drills or causes to be drilled by (2) the average Drilling Cost per well for the most recent 20 vertical Development Wells (based on each well’s spud date) that SandRidge drilled or caused to be drilled as of the spud date of the first horizontal Development Well that SandRidge drills or causes to be drilled. The CapEx Ratio shall be rounded to the nearest ten thousandth (i.e., four decimal places to the right of the decimal point).

“Closing Time” means 12:01 a.m., Central Time, on August 16, 2011.

“Conveyances” is defined in the recitals to this Development Agreement.

“Cost Factor” means, with respect to a horizontal Development Well, the fraction obtained by dividing (1) the Drilling Cost for such well by (2) the average Drilling Cost per well for the most recent 20 vertical Development Wells (based on each well’s spud date) that SandRidge drilled or caused to be drilled as of the spud date of the first horizontal Development Well that SandRidge drills or causes to be drilled. For example, if SandRidge drills or causes to be drilled a horizontal Development Well and such well has a Drilling Cost of $2.0 million, and the average Drilling Cost per well for the most recent 20 vertical Development Wells (based on each well’s spud date) that SandRidge drilled or caused to be drilled as of the date the first horizontal Development Well is spud is $0.5 million, then such horizontal Development Well shall have a Cost Factor of 4.0 (i.e., $2.0 million / $0.5 million). The Cost Factor for a horizontal Development Well shall be rounded to the nearest ten thousandth (i.e., four decimal places to the right of the decimal point).

“Development Agreement” is defined in the introductory paragraph to this Development Agreement.

“Development Well” means any Mineral well located on the Subject Lands that is spud after March 31, 2011 and drilled to, and perforated for completion in, the Target Formation, on or prior to the Drilling Obligation Completion Date, excluding up to five horizontal wells that SandRidge drills or causes to be drilled in accordance with Section 2.06(a) hereof and that SandRidge notifies the Trust in writing do not constitute Development Wells hereunder, but otherwise including horizontal wells drilled to, and perforated for completion in, the Target Formation; provided, any well that was both spud and temporarily abandoned by SandRidge before March 31, 2011 shall not be a Development Well, even if SandRidge re-enters such well for the purpose of working over or recompleting such well or otherwise.

“Drilling Cost” means any cost or expense paid or incurred for the drilling, testing, and completion of a Development Well to a point that such well is either (x) equipped to commence production of Minerals, or (y) plugged and abandoned; provided, however, Drilling Costs shall not include liabilities, losses, claims and damages (including any fines and penalties) associated with such activities, and related costs of investigation, litigation, arbitration, administrative proceedings, judgment, award and settlement (including court and arbitration costs and reasonable attorneys’ fees), to the extent attributable to actual or claimed personal injury, illness or death, property damage, environmental damage or contamination, other torts, breach of contract, violation of law (or private rights of action under any law), casualty or condemnation, including costs associated with any blowout or other well control failure.

“Drilling Obligation Completion Date” means the date that the Total Drilling Target is reached; provided that the “Drilling Obligation Completion Date” shall not be deemed to have been achieved unless SandRidge Parent shall have delivered to Trustee, within a reasonable time thereafter, (a) a certificate substantially in the form of Exhibit B to this Development Agreement, executed by its Chief Executive Officer, President or any Vice President, certifying that the Total Drilling Target was achieved as of such date and identifying each Development Well and (b) such other documentation as Trustee may reasonably request to establish satisfaction of SandRidge’s drilling obligation hereunder.

“Effective Time” is defined in the introductory paragraph to this Development Agreement.

“Exchange Acreage” is defined in Section 3.02.

“Excluded Assets” means those Mineral wells that are described in Exhibit B to each of the Conveyances.

“Farmout Agreements” means any farmout agreement, participation agreement, exploration agreement, development agreement or any similar agreement.

“Gas” means natural gas and all other gaseous hydrocarbons or minerals, including helium, but specifically excluding any Gas Liquids.

“Gas Liquids” means those natural gas liquids and other similar liquid hydrocarbons, including ethane, propane, butane and natural gasoline, and mixtures thereof, that are removed from a gas stream by the liquids extraction process of any field facility or gas processing plant and delivered by the facility or plant as natural gas liquids.

“Initial Horizontal Wells” is defined in Section 2.05.

“Mineral(s)” means Oil, Gas and Gas Liquids.

“Mortgage” is defined in Section 2.06(b).

“NRI Factor” means, with respect to each Development Well, the fraction obtained by dividing Assignor’s Net Revenue Interest for such well by 69.3%. For example, if Assignor’s Net Revenue Interest in a Development Well is 86.6%, the computation would be 86.6% / 69.3% = 1.2496. Therefore, such Development Well would have a NRI Factor of 1.2496. The NRI Factor for each Development Well shall be rounded to the nearest ten thousandth (i.e., four decimal places to the right of the decimal point).

“Oil” means crude oil, condensate and other liquid hydrocarbons recovered by field equipment or facilities, excluding Gas Liquids.

“Party,” when capitalized, refers to SandRidge Parent, Assignor or the Trust. “Parties,” when capitalized, refers to SandRidge Parent, Assignor and the Trust.

“Perpetual Development Conveyance” is defined in the recitals to this Development Agreement.

“Person” means any natural person, corporation, partnership, trust, estate or other entity, organization or association.

“Production Burdens” means, with respect to any Subject Lands, Subject Interests or Subject Minerals, all royalty interests, overriding royalty interests, production payments, net profits interests and other similar interests that constitute a burden on, are measured by or are payable out of the production of Minerals or the proceeds realized from the sale or other disposition thereof.

“Reasonably Prudent Operator Standard” means the standard of conduct of a reasonably prudent oil and gas operator in the AMI under the same or similar circumstances, acting with respect to its own property and disregarding the existence of the Royalty Interests as a burden on such property.

“Royalty Interests” means, collectively, the royalty interests created under each of the Conveyances.

“SandRidge” is defined in the introductory paragraph to this Development Agreement.

“SandRidge Parent” is defined in the introductory paragraph to this Development Agreement.

“SandRidge Sub” is defined in the recitals to this Development Agreement.

“Subject Interests” means Assignor’s undivided interests in the Subject Lands as described on Exhibit A to the Conveyances, whether as lessee under leases, as an owner of the Subject Minerals (or the right to extract such Minerals) or otherwise, by virtue of which undivided interests Assignor has the right to conduct exploration, drilling, development and Mineral production operations on the Subject Lands, or to cause such operations to be conducted, or to participate in such operations by paying and bearing all or any part of the costs, risks and liabilities of such operations, to drill, test, complete, equip, operate and produce wells to exploit the Minerals. The “Subject Interests” (a) may be owned by Assignor pursuant to leases, deeds, operating, pooling or unitization agreements, orders or any other instruments, agreements or documents, recorded or unrecorded, (b) include any and all extensions or renewals of leases covering the Subject Lands (or any portion thereof) obtained by Assignor, or any Affiliate thereof, within six (6) months after the expiration or termination of any such lease, and (c) are subject to the Permitted Encumbrances (as defined in each of the Conveyances). For the avoidance of doubt, the “Subject Interests” do not include: (i) Assignor’s interests in the Excluded Assets; (ii) Assignor’s rights to substances other than Minerals; (iii) Assignor’s rights to Minerals (other than Assignee Minerals) under contracts for the purchase, sale, transportation, storage, processing or other handling or disposition of Minerals; (iv) Assignor’s interests in, or rights to Minerals (other than Assignee Minerals) held in pipelines, gathering systems, storage facilities, processing facilities or other equipment or facilities; or (v) any additional or enlarged interests in the Development Wells, Subject Lands or Subject Minerals acquired by Assignor after the Closing Time, except (1) to the extent any such additional or enlarged interest becomes a part of the Subject Interests by amendment to the Conveyances pursuant to Section 3.01 or Section 3.02, (2) as may result from the operation of the terms of the instruments creating the Subject Interests, or (3) as may be reflected in extensions and renewals covered by the preceding sentence.

“Subject Lands” means the lands subject to or covered by the oil and gas leases described in Exhibit A to each of the Conveyances, insofar and only insofar as they cover the Target Formation, subject to the exceptions, exclusions and reservations set forth on each such Exhibit A.

“Subject Minerals” means all Minerals in and under, and that may be produced, saved and sold from a Development Well, from and after the Effective Time, insofar and only insofar as such Minerals are produced from the Target Formation, subject to the following exclusions: Minerals that are (a) lost in the production, gathering or marketing of Minerals; (b) used (i) in conformity with ordinary and prudent operations on the Subject Lands, including drilling and production operations with respect to a Development Well or (ii) in connection with operations (whether on or off the Subject Lands) for processing or compressing the Subject Minerals; (c) taken by a Third Person to recover costs, or some multiple of costs, paid or incurred by that Third Person under any operating agreement, unit agreement or other agreement in connection with nonconsent operations conducted (or participated in) by that Third Person; and (d) retained by a Third Person for gathering, transportation, processing or marketing services related to the

Subject Minerals in lieu of or in addition to cash payment for such services, to the extent such agreement is permitted under the Conveyances.

“Target Formation” means, (i) with respect to PSL Block A36 and University Lands Block 14, the interval between the top of Permian-aged Grayburg or its stratigraphic equivalent at a depth of 4,106’ and the Permian-aged Lower San Andres or its stratigraphic equivalent at a depth of 5,026’ in the Shafter Lake 10#1 located in Section 10, Block A36 (API No. 42-003-38729-0000), (ii) with respect to PSL Block A46 and University Lands Block 13, the interval between the top of Permian-aged Grayburg or its stratigraphic equivalent at a depth of 4,264’ and the Permian-aged Lower San Andres or its stratigraphic equivalent at a depth of 5,009’ in the University 13-46#1 located in Section 13, Block A46 (API No. 42-003-32417-0000), and (iii) with respect to PSL Block A41 and PSL Block A47, the interval between the top of Permian-aged Grayburg or its stratigraphic equivalent at a depth of 4,180’ and the Permian-aged Lower San Andres or its stratigraphic equivalent at a depth of 5,028’ in the Munger Nix #5 located in Section 1, Block A41 (API No. 42-003-32531-0000).

“Term Development Conveyance” is defined in the recitals to this Development Agreement.

“Third Person” means a Person other than SandRidge or Trustee.

“Total Drilling Target” means that number of Development Wells where the cumulative sum of all the Adjusted Development Well Amounts for such Development Wells drilled or caused to be drilled by SandRidge equals 888.

“Trust” is defined in the introductory paragraph to this Development Agreement.

“Trust Agreement” means the Amended and Restated Trust Agreement of the Trust, dated as of August 16, 2011 (as may be amended from time to time), among SandRidge Parent, the Trustee and The Corporation Trust Company, as Delaware trustee.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America with its principal place of business in New York, New York, as trustee, acting not in its individual capacity but solely as trustee of the Trust.

ARTICLE II

DEVELOPMENT OF THE SUBJECT LANDS

Section 2.01 Drilling Program.

(a) Obligation to Drill. SandRidge shall, subject to the terms of Section 2.01(b) and the rest of this Article II, drill or cause to be drilled such number of Development Wells that is necessary to achieve the Total Drilling Target on or prior to March 31, 2015.

(b) Extension of Obligation to Drill. If SandRidge has not reached the Total Drilling Target by March 31, 2015, SandRidge shall, subject to the terms of this Article II, drill or cause to be drilled such number of Development Wells that is necessary to achieve the Total Drilling Target on or prior to March 31, 2016.

(c) Drilling Standard. SandRidge shall drill or caused to be drilled, at SandRidge’s sole cost and expense, each of the Development Wells in a diligent manner in accordance with the Reasonably Prudent Operator Standard.

Section 2.02 Obligation to Complete and Equip. SandRidge shall, at SandRidge’s sole cost and expense, (a) attempt to complete in the Target Formation each Development Well that reasonably appears to SandRidge, acting in accordance with the Reasonably Prudent Operator Standard, to be capable of producing Minerals in quantities sufficient to pay completion, equipping and operating costs, (b) equip for production each Development Well that is successfully completed and, when it is equipped and connected to a gathering line, pipeline or other storage or marketing facility, commence production, and (c) plug and abandon all Development Wells that are unsuccessful to the extent required by applicable law.

Section 2.03 Costs and Expenses of Development Wells. All costs and expenses associated with or paid or incurred in connection with the spudding, drilling, testing, completing and equipping for production, operating and/or plugging and abandoning of the Development Wells shall be borne solely by SandRidge, but SandRidge may use any Subject Minerals in such operations without any duty to account to Trustee or the Trust.

Section 2.04 Title Due Diligence. Prior to commencing the drilling of any Development Well, SandRidge shall perform such title due diligence and such title curative work as would be performed by an oil and gas operator drilling a well and acting in accordance with the Reasonably Prudent Operator Standard.

Section 2.05 Horizontal Wells. SandRidge may not drill horizontal wells to satisfy any portion of its drilling obligation under Section 2.01 unless and until five horizontal wells (the “Initial Horizontal Wells”) have been, after the Closing Time, drilled and completed in the Target Formation in the greater Fuhrman-Mascho field area (whether by, or at the direction of, SandRidge or any other operator, and regardless of whether SandRidge has any interest therein) so that they are capable of commencing production of Minerals. None of any such Initial Horizontal Wells that are drilled or caused to be drilled by SandRidge shall count as Development Wells hereunder. After the Initial Horizontal Wells are drilled and completed, SandRidge may, at its option and in its sole discretion, drill or cause to be drilled horizontal wells that shall be considered Development Wells; provided that such wells satisfy the other requirements of a Development Well.  SandRidge shall notify the Trustee of any well, prior to spudding such well, that it elects to drill or cause to be drilled in the Target Formation in the greater Furman-Mascho field area that constitutes an Initial Horizontal Well; provided that such notification shall not be effective if such well is incapable of commencing production of Minerals.

Section 2.06 Wells.

(a) Prior to the Drilling Obligation Completion Date, SandRidge shall not, and shall cause its Affiliates not to, drill and/or complete any well to the Target Formation in the AMI, other than (1) Development Wells in furtherance of its drilling obligation in Section 2.01 above, (2) up to five horizontal wells that SandRidge notifies the Trustee in writing (prior to spudding each such well) do not constitute Development Wells hereunder, any or all of which may be

Initial Horizontal Wells and (3) wells that were both spud and temporarily abandoned by SandRidge before March 31, 2011.

(b) Assignor hereby covenants and agrees to enter into a Deed of Trust (the “Mortgage”) by which Assignor will grant to the Trust a mortgage lien in and to any of the undeveloped portions of the Subject Interests (including, by amendment to the Mortgage, any Additional Lease, Additional Interest or Exchange Acreage that becomes part of the Subject Interests) located in the AMI in order to secure the performance of SandRidge’s drilling obligation under Section 2.01 above.

(c) If SandRidge fails to achieve the Total Drilling Target by March 31, 2016, SandRidge shall be in default of its obligations under this Development Agreement and the Trust shall be entitled to pursue, in its sole discretion, any and all remedies available pursuant to Article III of the Mortgage.

(d) Notwithstanding the preceding, the maximum amount recoverable upon a failure by SandRidge to satisfy its obligations under Section 2.01 shall be $294,300,000, and such amount shall automatically be reduced by an amount that is equal to the product of $331,419 multiplied by the cumulative total of all Adjusted Development Well Amounts for all Development Wells drilled or caused to be drilled by SandRidge under this Development Agreement. In addition, upon Assignor’s request and at Assignor’s expense, the lien and security interest evidenced by the Mortgage shall be released as to each Development Well as the same is completed (including completion as a dry hole) in accordance with this Development Agreement.

ARTICLE III

AMI AREA

Section 3.01 Additional Leases and Additional Interests. In the event that, after the Closing Time and prior to the Drilling Obligation Completion Date, Assignor (a) acquires additional leases covering lands lying within the AMI (each, an “Additional Lease”) or (b) acquires through forced pooling or otherwise by operation of law or pursuant to any applicable contract any rights or interests that increase Assignor’s Net Revenue Interest in any Development Well, whether before or after the drilling of such well (each such increase in Assignor’s Net Revenue Interest, an “Additional Interest”), at Assignor’s option and subject to Section 3.03, Assignor and the Trust shall execute, acknowledge and deliver (i) an instrument that amends the Conveyances so that each such Additional Lease or Additional Interest will be subject to the Royalty Interest and be part of the Subject Interests and Subject Lands, and (ii) an instrument that amends the Mortgage so that each such Additional Lease will be subject to the Mortgage.

Section 3.02 Exchange of Subject Lands. At Assignor’s option and subject to Section 3.03, at any time prior to the Drilling Obligation Completion Date, Assignor may cause the Trust to execute, acknowledge and deliver to Assignor a recordable instrument (reasonably acceptable to Assignor) that releases from the Royalty Interest undeveloped portions of the Subject Interests in connection with Assignor’s exchange of such Subject Interests for other undeveloped acreage within the AMI (the “Exchange Acreage”). Concurrently with such release, Assignor and the Trust shall execute, acknowledge and deliver (a) an instrument that amends the

Conveyances so that such Exchange Acreage will be subject to the Royalty Interest and be part of the Subject Interests and Subject Lands, and (b) an instrument that amends the Mortgage so that such Exchange Acreage will be subject to the Mortgage. In no event shall Assignor extend any well into any Exchange Acreage unless and until the Conveyances are amended to include such Exchange Acreage as part of the Subject Interests.

Section 3.03 Limitations. In no event may (i) any Additional Lease or Additional Interest be made subject to the Royalty Interest pursuant to Section 3.01 or (ii) any exchange involving Exchange Acreage be effected pursuant to Section 3.02, unless Assignor certifies to the Trust that:

(a) the aggregate acreage attributable to all Additional Leases, Additional Interests and Exchange Acreage will not exceed 5% of the Subject Interests as such exist as of the Closing Time;

(b) in the case of an Additional Lease only, the reserve profile of such Additional Lease is consistent with reserve profiles of other portions of the Subject Interests;

(c) in the case of Exchange Acreage only, the reasonably projected quantity of proved undeveloped reserves attributable to the Exchange Acreage does not significantly differ from the reasonably projected quantity of proved undeveloped reserves attributable to the portion of the Subject Interests to be given in exchange therefor; and

(d) the addition of any Additional Leases, Additional interests, or Exchange Acreage, as applicable, to the Conveyances will not cause any adverse federal income tax consequence to any unitholder of the Trust.

The Trustee is hereby authorized and directed to rely on any such certification from Assignor, and shall have no authority or responsibility to exercise any discretion in connection with any transaction authorized by this Article III.

ARTICLE IV

OTHER PROVISIONS

Section 4.01 Successors and Assigns. Subject to the limitation and restrictions on the assignment or delegation by the Parties of their rights and interests under this Development Agreement, all of the covenants and agreements of SandRidge Parent, Assignor and the Trust contained herein shall be deemed to be covenants running with the land and shall be binding upon the successors and assigns of SandRidge Parent’s and Assignor’s interests in the Subject Interests or this Development Agreement and SandRidge Sub’s and the Trust’s interest in the Royalty Interests and shall inure to the benefit of SandRidge Sub and the Trust and their respective successors and permitted assigns. The foregoing notwithstanding, nothing herein is intended to modify or shall have the effect of modifying the restrictions on assignment set forth in the Conveyances regarding assignments, transfer or pooling of SandRidge Parent’s and Assignor’s interests in the Subject Interests; and the preceding sentence shall not be deemed to permit any assignment or other transfer of the interest of SandRidge Parent or Assignor in any of the Subject Interests that is not specifically permitted by the provisions of the Conveyances. Nothing contained in this Development Agreement or in the Conveyances shall in any way limit or restrict the right of the Trust, or the Trust’s respective successors and assigns, to sell, convey, assign or mortgage the Royalty Interests in whole or in part. If the Trust, or the Trust’s successors and assigns, at any time shall execute a mortgage, pledge or deed of trust covering all or any part of the Royalty Interests as security for any obligation, the mortgagee, the pledgee or the trustee therein named or the holder of the obligation secured thereby shall be entitled, to the extent such mortgage, pledge or deed of trust so provides and upon the occurrence or existence of the event or condition therein stated, if so conditioned, to exercise all of the rights, remedies, powers and privileges herein conferred upon the Trust, and to give or withhold all consents herein required or permitted to be obtained from the Trust.

Section 4.02 Governing Law. THIS DEVELOPMENT AGREEMENT SHALL BE CONSTRUED UNDER AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 4.03 Construction of Development Agreement. In construing this Development Agreement, the following principles shall be followed:

(a) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Development Agreement and not as an aid in its construction;

(b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Development Agreement;

(c) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(d) a defined term has its defined meaning throughout this Development Agreement, regardless of whether it appears before or after the place in this Development Agreement where it is defined;

(e) unless the context clearly indicates to the contrary, references to any Party shall be construed to include all permitted successors and assigns of such Party and references to Trustee shall be construed to include all successor and substitute trustees under the Trust Agreement;

(f) the plural shall be deemed to include the singular, and vice versa; and

(g) each exhibit, attachment and schedule to this Development Agreement is a part of this Development Agreement, but if there is any conflict or inconsistency between the main body of this Development Agreement and any exhibit, attachment or schedule, the provisions of the main body of this Development Agreement shall prevail.

Section 4.04 No Waiver. Failure of any Party to require performance of any provision of this Development Agreement shall not affect any Party’s right to require full performance thereof at any time thereafter, and the waiver by any Party of a breach of any provision hereof shall not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

Section 4.05 Relationship of Parties. This Development Agreement does not create a partnership, mining partnership, joint venture or relationship of trust or agency between the Parties.

Section 4.06 Further Assurances. Each Party shall execute, acknowledge and deliver to the other Parties all additional instruments and other documents reasonably required to evidence or effect any transaction contemplated by this Development Agreement.

Section 4.07 The 12:01 A.M. Convention. Except as otherwise provided in this Development Agreement, each calendar day, month, quarter, and year shall be deemed to begin at 12:01 a.m. Central Time on the stated day or on the first day of the stated month, quarter, or year, and to end at 12:00 a.m. Central Time on the next day or on first day of the next month, quarter or year, respectively.

Section 4.08 Counterpart Execution. This Development Agreement may be executed in any number of counterparts with the same effect as if all the Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 4.09 Notices. Any and all notices or demands permitted or required to be given under this Development Agreement shall be in writing and shall be validly given or made if (a) personally delivered, (b) delivered and confirmed by facsimile or like instantaneous transmission service, or by Federal Express or other overnight courier delivery service, which shall be effective as of confirmation of receipt by the courier at the address for notice hereinafter stated or (c) deposited in the United States mail, first class, postage prepaid, certified or registered, return receipt requested, addressed as follows:

If to the Trust, to:

SandRidge Permian Trust

c/o The Bank of New York Mellon Trust Company, N.A.

Institutional Trust Services

919 Congress Avenue, Suite 500

Austin, Texas 78701

Attention: Michael J. Ulrich

Facsimile No.: (512) 479-2253

With a copy to:

Bracewell & Giuliani LLP

111 Congress Avenue

Suite 2300

Austin, Texas 78701

Attention: Thomas W. Adkins

Facsimile No.: (512) 479-3940

If to SandRidge, to:

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

Attention: Philip T. Warman

Facsimile No.: (405) 429-5983

With a copy to:

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

Attention: David H. Engvall

Facsimile No. (202) 778 5307

Section 4.10 Limitation of Liability. It is expressly understood and agreed by the Parties that (a) this Development Agreement is executed and delivered by Trustee not individually or personally, but solely as Trustee in the exercise of the powers and authority conferred and vested in it and (b) under no circumstances shall Trustee be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Development Agreement. It is further expressly understood and agreed by the Parties that neither the Trust nor Trustee, in its capacity as Trustee or individually, shall have any authority over, or responsibility or liability for, the drilling of the Development Wells or any of the other business or commercial activities contemplated by this Development Agreement, all of which are hereby agreed to be the sole responsibility of SandRidge, and SandRidge hereby agrees to and hereby does indemnify and agree to hold harmless each of the Trust and Trustee, in its capacity as Trustee and individually, from and against any and all damages, liabilities, expenses, fines, judgments, amounts paid in settlement, reasonable attorneys fees and costs of investigation, and other expenses reasonably incurred by any of them in connection with or as a result of any of the business or commercial activities contemplated by this Development Agreement or any other matter arising out of this Development Agreement or any such matter. SandRidge further agrees to advance any such attorneys’ fees, costs of investigation and other expenses described above as they are incurred.

Section 4.11 Severability. If any provision of this Development Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Development Agreement and the application of such provision to the other Parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 4.12 Termination. This Development Agreement shall terminate and be deemed null and void as of and following the Drilling Obligation Completion Date.

Section 4.13 Joint and Several Liability. The Parties acknowledge and agree that the obligations of SandRidge contained in this Development Agreement are the joint and several obligations of SandRidge Parent and Assignor.

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IN WITNESS WHEREOF, each Party has caused this Development Agreement to be executed in its name and behalf and delivered on the date or dates stated in the acknowledgment certificates appended to this Development Agreement, to be effective as of the Effective Time.

SandRidge Energy, Inc.

By:	/s/ James D. Bennett
	Name:	James D. Bennett
	Title:	Executive Vice President and Chief Financial Officer

SandRidge Exploration and Production, LLC

By:	/s/ James D. Bennett
	Name:	James D. Bennett
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Development Agreement

SandRidge Permian Trust

By: The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Michael J. Ulrich
	Name:	Michael J. Ulrich
	Title:	Vice President

Signature Page to Development Agreement

STATE OF OKLAHOMA	§
§
COUNTY OF OKLAHOMA	§

This instrument was acknowledged before me on August 8, 2011, by James D. Bennett, Executive Vice President and Chief Financial Officer of SandRidge Energy Inc., a Delaware corporation, on behalf of said corporation.

/s/ Janis L. Roberts
NOTARY PUBLIC,
State of Oklahoma
Janis L. Roberts
(printed name)
My commission expires:
May 22, 2012
SEAL or STAMP

Acknowledgment Page to Development Agreement

STATE OF OKLAHOMA	§
§
COUNTY OF OKLAHOMA	§

This instrument was acknowledged before me on August 11, 2011, by James D. Bennett, Executive Vice President and Chief Financial Officer of SandRidge Exploration and Production, LLC, a Delaware limited liability company, on behalf of said limited liability company.

/s/ Janis L. Roberts
NOTARY PUBLIC,
State of Oklahoma
Janis L. Roberts
(printed name)
My commission expires:
May 22, 2012
SEAL or STAMP

Acknowledgment Page to Development Agreement

STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§

This instrument was acknowledged before me on August 11, 2011, by Michael J. Ulrich, Vice President of The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America, as Trustee of SandRidge Permian Trust, a Delaware statutory trust, on behalf of said national banking association and said trust.

/s/ Sarah Newell
NOTARY PUBLIC,
State of Texas
Sarah Newell
(printed name)
My commission expires:
02-16-2014
SEAL or STAMP

Acknowledgment Page to Development Agreement

Exhibit A

(Description of AMI)

[See attached.]

Exhibit B

[Letterhead of SandRidge Energy, Inc.]

[Date]

Reference is made to that certain Development Agreement (the “Development Agreement”), by and between SandRidge Energy, Inc. (“SandRidge”), SandRidge Exploration and Production, LLC and SandRidge Permian Trust, a Delaware statutory trust, delivered to be effective as of April 1, 2011. Capitalized terms used but not defined herein have the meaning given them in the Development Agreement.

SandRidge hereby certifies to the Trust that SandRidge achieved the Total Drilling Target on [insert date] and, therefore, such date shall be, for all purposes, established as the Drilling Obligation Completion Date.

The Development Wells drilled to achieve the Total Drilling Target are listed in the attachment to this letter.

Please sign and return an executed copy of this letter to certify that you require no additional documentation to establish SandRidge’s satisfaction of its drilling obligation under the Development Agreement and that [insert date] shall be, for all purposes, established as the Drilling Obligation Completion Date.

SandRidge Energy, Inc.

By:
Name:
Title:

Acknowledged and agreed:

SandRidge Permian Trust

By:	The Bank of New York Mellon Trust Company, N.A., as Trustee

By:
Name:
Title: